Exhibit 99.1

Angel Expands Franchise Ownership with Three Strategic Acquisitions

~ Angel Acquires Tuttle Twins, Homestead, and The Wingfeather Saga Intellectual Property, Strengthening Platform Engagement and Long-Term Franchise Ownership Strategy ~

Provo, UT — November 14, 2025 — Angel (NYSE: ANGX) (the “Company”), a media and technology company guided by 1.6 million grassroots Angel Guild members championing values-driven stories, today announced the acquisition of three of the company’s highest-performing series on the Angel platform: Tuttle Twins, Homestead, and The Wingfeather Saga. Together, these series span the family, thriller, and fantasy genres, reflecting Angel’s strategic commitment to own and expand its most impactful franchises. The three series have driven more than four million hours of viewing and approximately 350 thousand new Angel Guild member acquisitions since December 2024, underscoring the strength of the Guild-driven platform.

“These acquisitions represent strategic investments in Angel’s long-term growth,” said Neal Harmon, Co-Founder and CEO of Angel. “Each franchise embodies the values that unite our community and has demonstrated its power to inspire audiences. By bringing them fully into Angel, we’re strengthening our competitive position and advancing our mission to deliver values-driven storytelling at scale.”

Tuttle Twins

A family-focused animated series that explores complex ideas – such as freedom and responsibility – through adventure, humor, and heart, Tuttle Twins is the most-watched television series on the Angel platform. Now in its fourth season, it has become a cornerstone of Angel’s family programming.

Performance Highlights (Dec 2024–Sept 2025)

•	124 million minutes watched;

•	18.2-minute average viewing session;

•	6.17% of total platform watch time;

Homestead

Homestead is a premium, post-apocalyptic thriller that has become one of Angel’s most powerful franchises. The film, starring Neal McDonough, and Season One of the television series, draw audiences into a fractured America struggling to survive after a nuclear blast, delivering suspense within a deeply human story of faith, family, and resilience.

Performance Highlights (Dec 2024–Sept 2025)

●	81 million minutes watched;

●	Nearly 1 in 8 minutes watched on the platform is tied to Homestead;

●	253 thousand new Guild members acquired tied to Homestead;

The Wingfeather Saga

Based on Andrew Peterson’s bestselling books with more than 1.8 million copies sold, The Wingfeather Saga is a hand-painted, 3D animated fantasy series that brings adventure, virtue, and moral imagination to life. It remains one of the most successful crowdfunded family animated series ever produced.

Performance Highlights (Dec 2024–Sept 2025)

•	40.3 million total minutes watched;

•	20.6-minute average viewing session;

•	4.8% of total platform watch time;

The transactions were funded through a combination of cash and stock, for a total aggregate purchase consideration of approximately $116.5 million, consistent with Angel’s disciplined approach to balancing creative expansion with shareholder value creation.

These three acquisitions strengthen Angel’s control of its most successful original IP and reinforce its vertically integrated, community-driven model. By aligning ownership with audience validation, Angel is expanding the creative and economic engine that powers the Angel Guild.

About Angel

Angel (NYSE: ANGX) is a media and technology company guided by 1.6 million grassroots Angel Guild paying members championing values-driven stories. Clearly expressing the kind of programming they crave, members of the Angel Guild act as virtual co-producers, greenlighting what films and television series get produced and distributed in theaters and on the Angel app. Propelled by this audience-first momentum, Angel has released more than 40 films and 20 television series that amplify light, including Sound of Freedom, which earned more than $250 million at the worldwide box office. The company also has more than 6 billion views of its Dry Bar Comedy franchise, which has attracted some of the world's best-known comedians. For more information, visit www.angel.com.

Contacts

David Shane

Corporate Communications, Angel

press@angel.com

Shannon Devine

Investor Relations, MZ Group North America

Angel@mzgroup.us